Exhibit 10.1
Rochester Medical Corporation
Fiscal 2008 Management Incentive Plan
(adopted by the Compensation Committee of the Board of Directors on November 15, 2007)
MANAGEMENT INCENTIVE PLAN (BONUS)
Eligibility
•	All Executive Officers and Director level management personnel will be eligible to participate.

•	Recommended participation rates have been set by the President, and are based upon the respective position level and function of each executive. In all cases, participation rates are well within competitive incentive compensation ranges.

•	Participation rates for incentive bonuses are expressed as a percentage of base salary.
Fiscal 2008

	Bonus Participation			Weighted Performance
	(% of Base Salary)			Criteria
	Minimum	Target	Maximum		Operating
Participant	Payout	Payout	Payout	Sales	Income
Conway, Anthony	0%	45%	67.5%	50%	50%
Jonas, David	0%	40%	60%	50%	50%
Sholtis, Martyn	0%	40%	60%	75%	25%
Conway, Philip	0%	40%	60%	50%	50%
Horner, Dara Lynn	0%	40%	60%	75%	25%
•	Both weighted performance criteria (sales and operating income) have minimum requirements and maximum levels of payout. The range of accomplishment for each performance criteria is 0%-150%, with 100% being at target. The sales and operating income performance targets shall be set and approved annually by the Compensation Committee. The performance target for sales is based on the approved fiscal 2008 sales budget. The performance target for operating income is based on budgeted fiscal 2008 operating income before bonus and stock option expense.
Bonus Calculation and Payout
The President will evaluate actual results from the respective areas of responsibility for each executive against financial targets. This evaluation will result in a recommended payout level as a percentage of the annual incentive target. Performance levels and recommended payouts will be reviewed and approved by the Compensation Committee prior to disbursement.